Filed Pursuant to Rule 433

Registration No. 333-277211

August 20, 2026

FREE WRITING PROSPECTUS

(To Prospectus dated February 21, 2024,

Prospectus Supplement dated February 21, 2024,

Equity Index Underlying Supplement dated February 21, 2024 and ETF
Underlying Supplement dated February 21, 2024)

Linked to the Least Performing of the EURO STOXX 50® Index, the iShares® MSCI Emerging Markets ETF and iShares® MSCI South Korea ETF (the "Reference Asset")

►	Monthly Contingent Coupon payments at a rate of approximately 1.2083% (equivalent to 14.50% per annum), payable if the Official Closing Value of each Underlying on the applicable Observation Date is greater than or equal to 60.00% of its Initial Value

►	Callable monthly at the principal amount plus the applicable Contingent Coupon on any Call Observation Date on or after March 1, 2027 if the Official Closing Value of each Underlying is at or above its Call Threshold

►	If the Notes are not called and the Least Performing Underlying declines by more than 40.00% but less than or equal to 50.00%, you will receive your principal amount (a zero return)

►	If the Notes are not called and the Least Performing Underlying declines by more than 50.00%, there is full exposure to declines in the Least Performing Underlying, and you will lose all or a portion of your principal amount

►	Due September 4, 2029, if not called

►	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Contingent Income Barrier Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this document.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and either page S-1 of the accompanying Equity Index Underlying Supplement or page S-1 of the accompanying ETF Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $915.00 and $955.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000.00
Total
(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.85% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Reference Asset	The EURO STOXX 50® Index (Ticker: SX5E), the iShares® MSCI Emerging Markets ETF (Ticker: EEM) and the iShares® MSCI South Korea ETF (Ticker: EWY) (each, an “Underlying” and together the “Underlyings”).
Call Feature	The Notes will be automatically called if the Official Closing Value of each Underlying is at or above its Call Threshold on any Call Observation Date on or after March 1, 2027. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date(2).
Call Threshold	With respect to each Underlying, 100.00% of its Initial Value.
Contingent Coupon Rate	1.2083% per month (equivalent to 14.50% per annum).
Contingent Coupon

If the Official Closing Value of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Value of any Underlying is less than its Coupon Trigger on an Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date(2).

Coupon Trigger	60.00% of the Initial Value of each Underlying.
Barrier Value	50.00% of the Initial Value of each Underlying.
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of the Least Performing Underlying is less than -40.00% but greater than or equal to -50.00%:

$1,000 (a zero return)

■ If the Reference Return of the Least Performing Underlying is less than -50.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not automatically called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and will lose up to 100% of the Principal Amount at maturity.

Reference Return	With respect to each Underlying, Final Value – Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return.
Trade Date	August 28, 2026
Pricing Date	August 28, 2026
Original Issue Date	September 2, 2026
Final Valuation Date (3)	August 29, 2029
Maturity Date (3)	September 4, 2029
CUSIP/ISIN	40447LCV0 / US40447LCV09

The Notes

The Notes may be suitable for investors who believe that the value of the Underlyings will not decrease significantly over the term of the Notes. Unless the Notes are automatically called, so long as the Official Closing Value of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, you will receive the monthly Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Value of each Underlying is at or above its Call Threshold on any Call Observation Date beginning on March 1, 2027, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not automatically called and the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Coupon Trigger but greater than or equal to its Barrier Value, you will receive a Payment at Maturity equal to the Principal Amount.

If the Notes are not automatically called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and you will lose 1% of your principal for every 1% decline of that Least Performing Underlying from its Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

(1)	As more fully described starting on page FWP-4.
(2)	See page FWP-4 for Observation Dates, Coupon Payment Dates, Call Observation Dates, and Call Payment Dates.
(3)	Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Value of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, and whether the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Least Performing Underlying is less than its Barrier Value. Even with any Contingent Coupons you received prior to maturity, your return on the Notes may be negative.

Information about the Underlyings

The EURO STOXX 50® Index (“SX5E”) is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The index has a fixed number of components and is part of the STOXX blue-chip index family. The index captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI).

The iShares® MSCI Emerging Markets ETF ("EEM") is an exchange-traded fund. The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The EEM seeks to measure the performance of equity securities in selected emerging market countries. Shares of the EEM are listed and trade on the NYSE Arca under the ticker symbol “EEM."

The iShares® MSCI South Korea ETF ("EWY") is an exchange traded fund. The EWY tracks the performance of the MSCI Korea 25/50 Index, which is a free float-adjusted market capitalization-weighted index that is designed to measure the performance of the large- and mid-capitalization segments of the equity market in Korea. Shares of the EWY are listed and trade on the NYSE Arca under the ticker symbol "EWY."

The graphs above illustrate the daily performance of each Underlying from August 19, 2016 through August 18, 2026. The closing values in the graphs above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results.

For further information on each Underlying, please see “Description of the Reference Asset” beginning on page FWP-16 of this document. We have derived all disclosure regarding each Underlying from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Underlying.

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HSBC USA Inc.

Autocallable Contingent Income Barrier Notes

This document relates to a single offering of Autocallable Contingent Income Barrier Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	The EURO STOXX 50® Index (Ticker: SX5E), the iShares® MSCI Emerging Markets ETF (Ticker: EEM) and the iShares® MSCI South Korea ETF (Ticker: EWY) (each, an “Underlying” and together the “Underlyings”).
Trade Date:	August 28, 2026
Pricing Date:	August 28, 2026
Original Issue Date:	September 2, 2026
Final Valuation Date:	August 29, 2029, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be September 4, 2029. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.
Call Feature:	If the Official Closing Value of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.
Call Threshold:	With respect to each Underlying, 100.00% of its Initial Value.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.
Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon.

■ If the Reference Return of the Least Performing Underlying is less than -40.00% but greater than or equal to -50.00%:

$1,000 (a zero return)

■ If the Reference Return of the Least Performing Underlying is less than -50.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in this case.

Least Performing Underlying:	The Underlying with the lowest Reference Return.
Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value – Initial Value Initial Value

Observation Dates and Coupon Payment Dates:	Observation Dates		Coupon Payment Dates
	September 30, 2026		October 5, 2026
	October 30, 2026		November 4, 2026
	December 1, 2026		December 4, 2026
	December 29, 2026		January 4, 2027
	February 1, 2027		February 4, 2027
	March 1, 2027	*	March 4, 2027	**
	March 31, 2027	*	April 5, 2027	**
	April 29, 2027	*	May 4, 2027	**
	June 1, 2027	*	June 4, 2027	**
	June 30, 2027	*	July 6, 2027	**
	July 30, 2027	*	August 4, 2027	**
	September 1, 2027	*	September 7, 2027	**

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September 29, 2027	*	October 4, 2027	**
November 1, 2027	*	November 4, 2027	**
December 1, 2027	*	December 6, 2027	**
December 30, 2027	*	January 4, 2028	**
February 1, 2028	*	February 4, 2028	**
March 1, 2028	*	March 6, 2028	**
March 30, 2028	*	April 4, 2028	**
April 28, 2028	*	May 4, 2028	**
May 31, 2028	*	June 5, 2028	**
June 29, 2028	*	July 5, 2028	**
August 1, 2028	*	August 4, 2028	**
August 30, 2028	*	September 5, 2028	**
September 29, 2028	*	October 4, 2028	**
November 1, 2028	*	November 6, 2028	**
November 29, 2028	*	December 4, 2028	**
December 29, 2028	*	January 4, 2029	**
January 31, 2029	*	February 5, 2029	**
February 28, 2029	*	March 5, 2029	**
March 28, 2029	*	April 4, 2029	**
April 30, 2029	*	May 4, 2029	**
May 30, 2029	*	June 4, 2029	**
June 29, 2029	*	July 5, 2029	**
August 1, 2029	*	August 6, 2029	**
August 29, 2029	*	September 4, 2029	**
(the Final Valuation Date)		(the Maturity Date)

*These Observation Dates are also Call Observation Dates
**These Coupon Payment Dates are also Call Payment Dates
Each subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” and “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement.

Call Observation Dates:	The applicable Observation Dates on or after March 1, 2027, as indicated above.
Call Payment Dates:	The applicable Coupon Payment Dates on or after March 4, 2027, as indicated above.
Contingent Coupon:

If the Official Closing Value of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date, you will receive the Contingent Coupon of $12.083 per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Value of any Underlying is less than its Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

Contingent Coupon Rate:	1.2083% per month (equivalent to 14.50% per annum).
Initial Value:	With respect to each Underlying, its Official Closing Value on the Pricing Date.
Final Value:	With respect to each Underlying, its Official Closing Value on the Final Valuation Date.
Official Closing Value:	The Official Closing Price or the Official Closing Level of the relevant Underlying, as applicable.
Coupon Trigger:	60.00% of the Initial Value of each Underlying.
Barrier Value:	50.00% of the Initial Value of each Underlying.
CUSIP/ISIN:	40447LCV0 / US40447LCV09
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any security included in any Underlying or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 21, 2024, the prospectus supplement dated February 21, 2024, and Equity Index Underlying Supplement dated February 21, 2024 and the ETF Underlying Supplement dated February 21, 2024. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this document shall control.

You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement if you request them by calling (212) 525 8010.

You may also obtain:

▶   The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025885/tm244959d3_424b2.htm

▶   The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025949/tm244959d4_424b2.htm

▶   The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025878/tm244959d1_424b2.htm

▶   The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000110465924025864/tm244959d13_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Value of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay a monthly Contingent Coupon on a Coupon Payment Date if the Official Closing Value of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” beginning on page S-17 in the accompanying prospectus supplement. The Contingent Coupon Rate will be 14.50% per annum (or $12.083 per $1,000 Principal Amount per month, if payable).

Payment at Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

■ If the Reference Return of the Least Performing Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon

■ If the Reference Return of the Least Performing Underlying is less than -40.00% but greater than or equal to -50.00%:

$1,000 (a zero return)

■ If the Reference Return of the Least Performing Underlying is less than -50.00%:

$1,000 + ($1,000 × Reference Return of the Least Performing Underlying).

If the Notes are not automatically called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon, and will lose up to 100% of the Principal Amount. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors

The reference sponsor of the SX5E is STOXX Ltd. The reference sponsor of the EEM and the EWY is iShares, Inc.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Value of each Underlying will be at or above its Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Least Performing Underlying will be at or above its Barrier Value.

▶	You seek a monthly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of 14.50% per annum if the Official Closing Value of each Underlying is greater than or equal to its Coupon Trigger on the applicable Observation Date.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -50.00%.

▶	You are willing to lose up to 100% of the Principal Amount.

▶	You are willing to hold the Notes, which will be automatically called on any Call Observation Date on which the Official Closing Value of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

▶	You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the stocks included in the Underlyings.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Value of at least one Underlying will be below its Coupon Trigger on most or all of the Observation Dates, including the Final Valuation Date, and the Final Value of the Least Performing Underlying will be below its Barrier Value.

▶	You believe that the Contingent Coupon, if any, will not provide you with your desired return.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

▶	You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

▶	You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -50.00%.

▶	You seek an investment that provides full return of principal at maturity.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Value of each Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You prefer to receive guaranteed interest payments on the Notes, or the dividends or other distributions paid on the stocks included in the Underlyings.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and either page S-1 of the accompanying Equity Index Underlying Supplement or page S-1 of the accompanying ETF Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

▶	“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement;

▶	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement;

▶	“—General Risks Related to Index Funds” in the ETF Underlying Supplement;

▶	“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the ETF Underlying Supplement; and

▶	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Trigger, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the stocks included in the Underlyings during the term of the Notes.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 6 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying is less than its Barrier Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Coupon Trigger on an Observation Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of

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the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, the Payment at Maturity you will be entitled to receive will be less than the Principal Amount and you will lose 1% for each 1% that the Reference Return of the Least Performing Underlying is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Values of the Underlyings on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant monthly period. Similarly, if the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Values of the Underlyings on the applicable Observation Dates.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Observation Date (including the Final Valuation Date) and below its respective Barrier Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its Call Threshold on a Call Observation Date in order for the Notes to be called, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Value of any Underlying on an Observation Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date. If on each of the Observation Dates, the Official Closing Value of any Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

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Risks Relating to the Reference Asset

Risks associated with non-U.S. companies.

The levels of the Underlyings depend upon the stocks of non-U.S. companies, and thus involves risks associated with the home countries of those non-U.S. companies. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of any of the Underlyings and, as a result, the value of the Notes.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities included in the Underlyings are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the value of any of the Underlyings and therefore your Notes. The amount we pay in respect of your Notes on the maturity date, if any, will be determined solely in accordance with the procedures described in this document.

Risks associated with emerging markets.

An investment in the EEM will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

The removal of Russia from the MSCI Emerging Markets Index may have a material adverse effect on the Notes linked to the EEM.

On March 2, 2022, after the conclusion of a consultation on the appropriate treatment of the Russian equity market within its indices, the MSCI Inc., the index sponsor of the MSCI Emerging Markets Index (“MXEF”), which is the underlying index of the EEM, announced that it would remove Russian securities from the MSCI Emerging Markets Indexes, including the MXEF, effective after the close on March 9, 2022. We cannot predict the ongoing effects of that removal on the level of the EEM. The historical performance of the EEM prior to March 9, 2022 reflects the inclusion of Russian securities, while results thereafter do not include Russian securities and may differ materially from how the EEM would have performed if Russian securities had not been removed.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our and our affiliates’ internal funding rate, which is the borrowing rate paid to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the

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rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs will be used or retained by us or one of our affiliates, except for underwriting discounts paid to unaffiliated distributors. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

You will not have any ownership interest in the stocks included in an Underlying.

As a holder of the Notes, you will not have any ownership interest in the stocks included in an Underlying, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in an Underlying.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Value of an Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples may have been rounded for ease of analysis. The following table and examples assume the following:

▶ Principal Amount:	$1,000
▶ Hypothetical Initial Value of each Underlying*:	1,000.00
▶ Hypothetical Call Threshold of each Underlying:	1,000.00, 100.00% of its Hypothetical Initial value
▶ Hypothetical Barrier Value of each Underlying:	500.00 (50.00% of its Hypothetical Initial value)
▶ Hypothetical Coupon Trigger of each Underlying:	600.00 (60.00% of its Hypothetical Initial value)
▶ Hypothetical Contingent Coupon Rate:	14.50% per annum, payable monthly (1.2083% for each month in which it is payable).

*  The hypothetical Initial Value of 1,000.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

Summary of the Examples

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3	Example 4
Initial Value of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Call Threshold of each Underlying	1,000.00	1,000.00	1,000.00	1,000.00
Barrier Value of each Underlying	500.00	500.00	500.00	500.00
Coupon Trigger of each Underlying	600.00	600.00	600.00	600.00
Observation Dates	Official Closing Value / Percentage Change of the Least Performing Underlying
1st Observation Date to 5th Observation Date	630.00 / -37.00% Contingent Coupons: 5 x $12.083 = $60.415	642.00 / -35.80% Contingent Coupons: 5 x $12.083 = $60.415	640.00 / -36.00% Contingent Coupons: 5 x $12.083 = $60.415	630.00 / -37.00% Contingent Coupons: 5 x $12.083 = $60.415
6th Observation Date (1st Call Observation Date)	1,200.00 / 20.00% Contingent Coupons: 1 x $12.083 = $12.083	635.00 / -36.50% Contingent Coupons: 1 x $12.083 = $12.083	466.67 / -53.333% Contingent Coupons: $0	500.00 / -50.00% Contingent Coupons: $0
7th Observation Date to the 35th Observation Date (including 2nd Call Observation Date to 30th Call Observation Date)	N/A	Official Closing Value is at or above the Coupon Trigger but below the Call Threshold Contingent Coupons: 29 x $12.083 = $350.407	Official Closing Value is below the Coupon Trigger Contingent Coupons: $0	Official Closing Value is below the Coupon Trigger Contingent Coupons: $0
Final Valuation Date	N/A	621.00 / -37.90% Contingent Coupon: 1 x $12.083 = $12.083	409.00 / -59.10% Contingent Coupon: $0	525.00 / -47.50% Contingent Coupon: $0
Total Contingent Coupons Prior to Maturity or Call	$60.415	$422.905	$60.415	$60.415
Payment if Notes are Called	$1,000 + $12.083 = $1,012.083	N/A	N/A	N/A
Payment at Maturity	N/A	$1,000 + $12.083 = $1,012.083	$1,000 + ($1,000 x -59.10%) = $409.00	$1,000.00
Total payments on the Notes	$1,072.498	$1,435.00	$469.415	$1,060.415
Return of the Notes	7.2498%	43.50%	-53.0585%	6.0415%

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Example 1—The Official Closing Value of each Underlying on the first Call Observation Date is greater than or equal to its Call Threshold and the Notes are called.

Underlying	Initial Value	Official Closing Value
SX5E	1,000.00	1,250.00 (125.00% of Initial Value)
EEM	$1,000.00	$1,200.00 (120.00% of Initial Value)
EWY	$1,000.00	$1,290.00 (129.00% of Initial Value)

Payment Upon a Call:	$1,012.083

Because the Official Closing Value of each Underlying on the first Call Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,012.083 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the aggregate Contingent Coupon payments of $60.415 received prior to the first Call Observation Date, we will have paid you a total of $1,072.498 per Note, resulting in a 7.2498% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2— The Notes are not called, the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value, and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on all Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
SX5E	1,000.00	1,150.00 (115.00% of Initial Value)
EEM	$1,000.00	$621.00 (62.10% of Initial Value)
EWY	$1,000.00	$1,100.00 (110.00% of Initial Value)

The EEM is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-37.90%
Payment at Maturity:	$1,012.083

Because the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive $1,012.083 per Note, reflecting the Principal Amount plus the final Contingent Coupon, calculated as follows:

Final Settlement Value = $1,000 + $12.083 = $1,012.083

When added to the aggregate Contingent Coupon payments of $422.905 received in respect of all previous Observation Dates, we will have paid you a total of $1,435.00 per Note, resulting in a 43.50% return on the Notes.

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Example 3—The Notes are not called, the Final Value of the Least Performing Underlying is less than its Barrier Value, and each Underlying closed at or above its Coupon Trigger on all Observation Dates prior to the first Call Observation Date and below its Coupon Trigger on all other Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
SX5E	1,000.00	1,050.00 (105.00% of Initial Value)
EEM	$1,000.00	$409.00 (40.90% of Initial Value)
EWY	$1,000.00	$1,100.00 (110.00% of Initial Value)

The EEM is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-59.10%
Payment at Maturity:	$409.00

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive $409.00 per Note, calculated as follows:

Final Settlement Value = $1,000 + ($1,000 x -59.10%) = $409.00

When added to the aggregate Contingent Coupon payments of $60.415 received prior to the first Call Observation Date, we will pay you a total of $469.415 per Note, resulting in a -53.0585% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

Example 4—The Notes are not called, the Final Value of the Least Performing Underlying is less than its Coupon Tigger but greater than or equal to its Barrier Value, and each Underlying closed at or above its Coupon Trigger on all Observation Dates prior to the first Call Observation Date, but below its Coupon Trigger on all other Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
SX5E	1,000.00	1,100.00 (110.00% of Initial Value)
EEM	$1,000.00	$525.00 (52.50% of Initial Value)
EWY	$1,000.00	$1,050.00 (105.00% of Initial Value)

The EEM is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-47.50%
Payment at Maturity:	$1,000.00

Because the Final Value of the Least Performing Underlying is less the Coupon Trigger but greater than or equal to its Barrier Value, you will receive $1,000.00 per Note.

When added to the aggregate Contingent Coupon payments of $60.415 received in respect of all previous Observation Dates, we will have paid you a total of $1,060.415 per Note, resulting in a 6.0415% return on the Notes.

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DESCRIPTION OF THE REFERENCE ASSET

Description of the SX5E

The EURO STOXX 50® Index (“SX5E”) is derived from the EURO STOXX index and represents the performance of the 50 largest companies among the 20 supersectors in terms of free-float market capitalization in the Eurozone. The index has a fixed number of components and is part of the STOXX blue-chip index family. The index captures about 60% of the free-float market cap of the EURO STOXX Total Market Index (TMI).

For more information about the SX5E, see "The EURO STOXX 50® Index" beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing values from August 19, 2016 through August 18, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SX5E on any Observation Date, including the Final Valuation Date.

Description of the EEM

The iShares® MSCI Emerging Markets ETF ("EEM") is an exchange-traded fund. The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The EEM seeks to measure the performance of equity securities in selected emerging market countries. Shares of the EEM are listed and trade on the NYSE Arca under the ticker symbol “EEM."

For more information about the EEM, see "The iShares® MSCI Emerging Markets ETF" beginning on page S-40 of the accompanying ETF Underlying Supplement.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing values from August 19, 2016 through August 18, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EEM on any Observation Date, including the Final Valuation Date.

Description of EWY

The iShares® MSCI South Korea ETF ("EWY") is an exchange traded fund. The EWY tracks the performance of the MSCI Korea 25/50 Index, which is a free float-adjusted market capitalization-weighted index that is designed to measure the performance of the large- and mid-capitalization segments of the equity market in Korea. Shares of the EWY are listed and trade on the NYSE Arca under the ticker symbol "EWY.”

The EWY is an investment portfolio maintained and managed by iShares, Inc. and advised by BlackRock Fund Advisors (“BFA”). iShares Inc. is a registered investment company that consists of numerous separate investment portfolios, including the EWY. The shares of the EWY are listed and trade at market prices on the NYSE Arca under the ticker symbol “EWY.”

Information provided to or filed with the SEC by iShares Inc. pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at www.sec.gov.

Investment Objective and Strategy

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The EWY seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Korea 25/50 Index. The MSCI Korea 25/50 Index is designed to measure the performance of the large and mid cap segments of the Korean market. The EWY uses a representative sampling strategy (as described below under “Representative Sampling”) to try to track the MSCI Korea 25/50 Index. The returns of the EWY may be affected by certain management fees and other expenses, which are detailed in its prospectus.

Investment Strategy — Representative Sampling

The EWY pursues a “representative sampling” strategy in attempting to track the performance of the MSCI Korea 25/50 Index, and generally does not hold all of the equity securities included in the MSCI Korea 25/50 Index. The EWY invests in a representative sample of securities in the MSCI Korea 25/50 Index, which have a similar investment profile as the MSCI Korea 25/50 Index. The securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the MSCI Korea 25/50 Index. The EWY will at all times invest at least 80% of its assets in the component securities of the MSCI Korea 25/50 Index and in investments that have economic characteristics that are substantially identical to the component securities of the MSCI Korea 25/50 Index (i.e., depositary receipts representing component securities of the MSCI Korea 25/50 Index). The EWY may invest the remainder of its assets in other securities, including securities not represented by the MSCI Korea 25/50 Index, but which BFA believes will help the EWY to track the MSCI Korea 25/50 Index, and in other investments, including futures contracts, options on futures contracts, other types of options and swaps related to the MSCI Korea 25/50 Index, as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates.

Correlation

The MSCI Korea 25/50 Index is a theoretical financial calculation, while the EWY is an actual investment portfolio. The performance of the EWY and the MSCI Korea 25/50 Index will vary somewhat due to transaction costs, non-U.S. currency valuations, asset valuations, corporate actions (such as mergers and spin-offs), timing variances and differences between the EWY’s portfolio and the MSCI Korea 25/50 Index resulting from legal restrictions (such as diversification requirements) that apply to the EWY but not to the MSCI Korea 25/50 Index or the use of representative sampling. The EWY, which uses a representative sampling strategy, can be expected to have a greater tracking error (i.e., the correlation is weaker) than a fund using replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the underlying index.

Description of the MSCI Korea 25/50 Index

The MSCI Korea 25/50 Index is published by MSCI and is intended to measure the performance of large and mid cap segments of the Korean market. It applies certain investment limits that are imposed on regulated investment companies, or RICs, under the current US Internal Revenue Code. With 77 constituents, the index covers approximately 85% of the free ﬂoat-adjusted market capitalization in Korea. Component companies must meet objective criteria for inclusion in the MSCI Korea 25/50 Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. The MSCI Korea 25/50 Index is calculated daily in U.S. Dollars.

Objectives and Guiding Principles Underlying the MSCI 25/50 Indices

Under current regulations, a fund needs to satisfy certain tests, such as those relating to asset diversification and sources of income, for qualification as a “regulated investment company” or “RIC.” More specifically, one requirement of a RIC is that, at the end of each quarter of a RIC’s tax year, no more than 25% of the value of the RIC’s assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5% of the fund should not exceed 50% of the fund’s total assets. The MSCI Brazil 25/50 Index is part of the MSCI 25/50 Indices. The MSCI 25/50 Indices take into account these investments limits, offering a benchmarking alternative for RIC compliant funds.

The following principles have guided MSCI in designing a methodology for constructing the MSCI 25/50 Indices:

·	the MSCI 25/50 Indices are rebalanced in February, May, August and November to ensure timely and on-going reflection of the 25% and 50% concentration constraints; and

·	this rebalancing is achieved by using an optimization process that aims to minimize the constituent weight differences between the MSCI 25/50 Index and the relevant parent index. The active risk or the tracking error of an MSCI 25/50 Index versus the relevant parent index is measured as the distance between the constituent weights of that MSCI 25/50 Index and the relevant parent index.

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Constructing and Rebalancing the MSCI 25/50 Indices

The MSCI 25/50 Index methodology follows a portfolio optimization framework. The Barra Optimizer is utilized to perform the optimization function, which is aimed at minimizing index turnover, tracking error and extreme deviation from the relevant parent index. The Barra Optimizer is an algorithm designed to facilitate the portfolio construction process.

The minimum weight of any MSCI 25/50 Index constituent is equal to the weight of the smallest constituent in the relevant parent index. A buffer of 10% of the value of each constituent is used in order to reduce the risk of non-compliance due to short term market movements between two quarterly rebalancing. As a result, at the point of constructing or rebalancing the MSCI 25/50 Indices, the weight of any single issuer cannot exceed 22.50% of the index weight and all issuers with weight above 4.50% cannot exceed 45.00% of the index weight.

Historical Performance of EWY

The following graph sets forth the historical performance of EWY based on the daily historical closing values from August 19, 2016 through August 18, 2026. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of EWY should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of EWY on any Observation Date, including the Final Valuation Date.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of any Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying's Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.85% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes. We or one of our affiliates may pay a fee to one or more broker dealers for providing certain services with respect to this offering, which may reduce the economic terms of the notes to you.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the

FWP - 18

Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than one business day following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-87 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Notes” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Underlying or any of the entities whose stock is included in an Underlying would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If any Underlying or one or more of the entities whose stock is included in an Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by any Underlying and the entities whose stock is included in an Underlying and consult your tax advisor regarding the possible consequences to you if any Underlying or one or more of the entities whose stock is included in any Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders — Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as Executory Contracts” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2027. Based on the Issuer’s determination that the Notes are not “delta-

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one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Equity Index Underlying Supplement and ETF Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Equity Index Underlying Supplement, ETF Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$[   ]

Autocallable Contingent Income Barrier
Notes Linked to the Least Performing of

the EURO STOXX 50® Index,

the iShares® MSCI Emerging Markets ETF
and

iShares® MSCI South Korea ETF

August 20, 2026

Free Writing Prospectus

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-13
Description of the Reference Asset	FWP-16
Events of Default and Acceleration	FWP-18
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-18
U.S. Federal Income Tax Considerations	FWP-19
Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial Average®	S-10
The EURO STOXX 50® Index	S-12
The EURO STOXX® Banks Index	S-14
The FTSE® 100 Index	S-16
The Hang Seng® Index	S-17
The Hang Seng China Enterprises Index	S-19
The KOSPI 200 Index	S-21
The MSCI Indices	S-23
The NASDAQ 100 Index®	S-30
The Nikkei Stock Average	S-33
The NYSE® FANG+™ Index	S-35
The PHLX Housing Sector Index	S-40
The Russell 2000® Index	S-44
The S&P 100® Index	S-47
The S&P 500® Index	S-54
The S&P 500® Low Volatility Index	S-61
The S&P BRIC 40 Index	S-64
The S&P MidCap 400® Index	S-67
The S&P/ASX 200 Index	S-74
The S&P 500® ESG Index	S-77
The TOPIX® Index	S-82
The Swiss Market Index	S-84
Additional Terms of the Notes	S-86
ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-12
The Consumer Staples Select Sector SPDR® Fund	S-13
The Energy Select Sector SPDR® Fund	S-15
The Financial Select Sector SPDR® Fund	S-17
The Health Care Select Sector SPDR® Fund	S-19
The Technology Select Sector SPDR® Fund	S-21
The Utilities Select Sector SPDR® Fund	S-23
The iShares® China Large-Cap ETF	S-25
The iShares® Global Clean Energy ETF	S-28
The iShares® Latin America 40 ETF	S-31
The iShares® MSCI Brazil ETF	S-33
The iShares® MSCI EAFE ETF	S-35
The iShares® MSCI Emerging Markets ETF	S-40
The iShares® MSCI Mexico ETF	S-41
The iShares® Russell 2000 ETF	S-44
The iShares® Transportation Average ETF	S-47
The iShares® U.S. Real Estate ETF	S-49
The Invesco S&P 500® Equal Weight ETF	S-51
The Invesco QQQ TrustSM, Series 1	S-58
The SPDR® Dow Jones® Industrial Average ETF Trust	S-61
The SPDR® S&P 500® ETF Trust	S-63
The SPDR® S&P® Bank ETF	S-70
The SPDR® S&P® Regional Banking ETF	S-73
The SPDR® S&P Midcap 400® ETF Trust	S-74
The SPDR® S&P® Biotech ETF	S-81
The SPDR® S&P® Oil & Gas Exploration & Production ETF	S-82
The VanEck Vectors® Gold Miners ETF	S-83
The Vanguard® FTSE Emerging Markets ETF	S-86
The WisdomTree® Japan Hedged Equity Fund	S-88
Additional Terms of the Notes	S-92
Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-58
Certain ERISA and Related Considerations	S-59
U.S. Federal Income Tax Considerations	S-61
Supplemental Plan of Distribution (Conflicts of Interest)	S-87
Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	24
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations Relating to Debt Securities	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to U.K. Investors	54
U.K. Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58